Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoGlobal Resources Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of GeoGlobal Resources Inc. (the “Company”) of our reports dated June 5, 2008, with respect to the consolidated balance sheet of the Company as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of the Company.

Our report dated June 5, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management's assessment:

•	Management maintained an inadequate complement of personnel with appropriate expertise or experience in generally accepted accounting principles.

•
Management employed a limited number of accounting personnel with sufficient expertise in generally accepted accounting principles to enable effective segregation of duties with respect to recording journal entries and to allow for appropriate monitoring of financial reporting matters and internal control over financial reporting

/s/ KPMG LLP (signed)
KPMG LLP

Calgary, Alberta, Canada
December 22, 2008